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                                                                     EXHIBIT 3.1



                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                                   BIG 5 CORP.
                             A DELAWARE CORPORATION


        (ORIGINALLY INCORPORATED ON OCTOBER 27, 1997 AS NEW BIG 5 CORP.)



        Big 5 Corp., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

        1. The name of this corporation is Big 5 Corp. Big 5 Corp. was originally incorporated under the name New Big 5 Corp., and the original Certificate of Incorporation of this corporation was filed with the Secretary of State of Delaware on October 27, 1997.

        2. A Restated Certificate of Incorporation of this corporation was filed with the Secretary of State of Delaware on November 12, 1997.

        3. The Certificate of Incorporation of this corporation is hereby further restated and amended in its entirety as follows:

        FIRST: The name of the corporation is Big 5 Corp.

        SECOND: The address of the corporation's registered office in the State of Delaware is 30 Old Rudnick Lane, in the City of Dover, County of Kent. The name of the corporation's registered agent at such address is CorpAmerica, Inc.

        THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware ("Delaware Law").

        FOURTH: The total number of shares of stock which the corporation is authorized to issue is three thousand (3,000) shares of common stock, having a par value of one cent ($0.01) per share.

        FIFTH: The business and affairs of the corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the bylaws of the corporation.

        SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to make, amend and repeal the bylaws.


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        SEVENTH: A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Delaware Law, or (iv) for any transaction from which the director derived an improper personal benefit. If Delaware Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by Delaware Law, as so amended. Any repeal or modification of this provision shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

        EIGHTH: (A) Right to Indemnification. Each person who was or is made a party to or is threatened to be made a party to or is involuntarily involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he or she is or was a director or officer of the corporation, or is or was serving (during his or her tenure as director and/or officer) at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, whether the basis of such Proceeding is an alleged action or inaction in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the corporation to the fullest extent authorized by Delaware Law (or other applicable law), as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with such Proceeding. Such director or officer shall have the right to be paid by the corporation for expenses incurred in defending any such Proceeding in advance of its final disposition; provided, however, that, if Delaware Law (or other applicable law) requires, the payment of such expenses in advance of the final disposition of any such Proceeding shall be made only upon receipt by the corporation of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it should be determined ultimately that he or she is not entitled to be indemnified under this Article EIGHTH or otherwise.

        (B) Right of Claimant to Bring Suit. If a claim under paragraph (A) of this Article EIGHTH is not paid in full by the corporation within ninety (90) days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim, together with interest thereon, and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim, including reasonable attorneys' fees incurred in connection therewith. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under Delaware Law (or other applicable law) for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the



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corporation. Neither the failure of the corporation (or of its full Board of
Directors, its directors who are not parties to the Proceeding with respect to which indemnification is claimed, its stockholders, or independent legal counsel) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware Law (or other applicable law), nor an actual determination by any such person or persons that such claimant has not met such applicable standard of conduct, shall be a defense to such action or create a presumption that the claimant has not met the applicable standard of conduct.

        (C) Non-Exclusivity of Rights. The rights conferred by this Article EIGHTH shall not be exclusive of any other right which any director, officer, representative, employee or other agent may have or hereafter acquire under the Delaware Law or any other statute, or any provision contained in the corporation's Certificate of Incorporation or bylaws, or any agreement, or pursuant to a vote of stockholders or disinterested directors, or otherwise.

        (D) Insurance and Trust Fund. In furtherance and not in limitation of the powers conferred by statute:

            1. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of law; and

            2. The corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the fullest extent permitted by law and including as part thereof provisions with respect to any or all of the foregoing, to ensure the payment of such amount as may become necessary to effect indemnification as provided therein, or elsewhere.

        (E) Indemnification of Employees and Agents of the Corporation. The corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, including the right to be paid by the corporation the expenses incurred in defending any Proceeding in advance of its final disposition, to any employee or agent of the corporation to the fullest extent of the provisions of this Article EIGHTH or otherwise with respect to the indemnification and advancement of expenses of directors and officers of the corporation.

        (F) Amendment. This Article EIGHTH is also contained in Article VIII, Sections 2 through 7, of the corporation's Amended and Restated Bylaws. Any repeal or modification of this Article EIGHTH shall not change the rights of any officer or director to indemnification with respect to any action or omission occurring prior to such repeal or modification.



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        NINTH: The number of directors of the corporation shall be three (3).

        TENTH: The corporation reserves the right to amend and repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner from time to time prescribed by the laws of the State of Delaware and all rights herein conferred upon stockholders are granted subject to this reservation.



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        IN WITNESS WHEREOF, this Amended and Restated Certificate of
Incorporation which restates and integrates and further amends the provisions of the Certificate of Incorporation of the corporation, and which has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of Delaware, has been executed by its duly authorized officer this 24th day of June, 2002.



                                            BIG 5 CORP.


                                            By: /s/ STEVEN G. MILLER
                                               --------------------------------
                                               Steven G. Miller, President



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